EXHIBIT 10.15


     STOCK PURCHASE AGREEMENT dated October 3, 1995, among GKN HOLDING CORP., a Delaware corporation (the "Purchaser"), MARVIN SHOCHET and SALLY SHOCHET (collectively, the "Sellers") and SHOCHET SECURITIES, INC., a Florida corporation (the "Company").

     WHEREAS, the Company is engaged in the discount retail sale of securities and related financial activities (the foregoing is referred to hereinafter as the "Business"); and

     WHEREAS, the Sellers are the owners of all of the outstanding capital stock of the Company and are the sole directors of the Company; and

     WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the capital stock of the Company;

     IT IS AGREED:

                                    ARTICLE I
                                PURCHASE AND SALE

     SECTION 1.01. Definitions. Certain capitalized terms used in this Agreement shall have the meanings specified in Article IX.

     SECTION 1.02. Transferred Shares. Subject to the terms and conditions of this Agreement, the Sellers shall sell, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase from the Sellers, on the Closing Date all of the issued and outstanding capital stock of the Company, consisting of 200,000 shares of the Company's Common Stock, par value $0.50 per share (the "Shares").


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     SECTION 1.03. Purchase Price. Subject to adjustment as hereinafter set forth, the purchase price (the "Purchase Price") to be paid to the Sellers by the Purchaser for the Shares shall be $1,940,000, payable as follows:

          (a) Upon execution of this Agreement, Purchaser shall deliver to Graubard Mollen Horowitz Pomeranz & Shapiro, as escrow agent (the "Escrow Agent"), the sum of $50,000, the proceeds of which will be held in Escrow Agent's interest bearing trust account (the $50,000 and all interest earned thereon are hereinafter referred to as the "Deposit"). The Deposit shall be delivered by Escrow Agent to (i) the Sellers at the Closing in partial payment of the Purchase Price; (ii) the Purchaser, upon notice to Escrow Agent that this Agreement has been terminated pursuant to Section 8.01 other than by Sellers pursuant to Section 8.01(b); or (iii) the Sellers, as liquidated and agreed upon damages, the exact amount of damages being impossible to ascertain, upon notice to Escrow Agent that this Agreement has been terminated by Sellers pursuant to
Section 8.01(b). Copies of all notices given to the Escrow Agent by a Party shall also be given to the other Parties. If the Escrow Agent is given notice by a Party to the effect that it objects to a direction or notice given to the Escrow Agent by another Party, the Escrow Agent shall retain the Deposit until it is notified by all Parties that the objection has been resolved;

          (b) $890,000 (the "Closing Payment") at the Closing by certified or official bank check to the order of Seller; and

          (c) $1,000,000 in twelve equal quarterly payments of principal commencing three months after the Closing Date together with interest at the rate of 7% per annum, which balance shall be represented by a promissory note ("Note") in the form of Exhibit A annexed hereto to be delivered to the Sellers at the


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Closing.

     SECTION 1.04. Revenue Adjustments.

          (a) If average monthly commission revenue of the Company (based upon settled trades during each month) during the Adjustment Period ("Average Monthly Adjustment Period Revenue") is $256,000 (which represents approximately 80% of the average monthly commission revenue of the Company for the period January 1, 1995 through June 30, 1995) or less, the Purchase Price shall be reduced in accordance with the following schedule:

            Average Monthly Adjustment                Total Reduction In
            Period Revenue                            Purchase Price
            --------------------------                ------------------
            $240,001 to $256,000                      $ 50,000
            $224,001 to $240,000                      $ 75,000
            $208,001 to $224,000                      $100,000
            $192,001 to $208,000                      $150,000
            $178,001 to $192,000                      $200,000
            $160,001 to $178,000                      $250,000
            $160,000 or less                          $300,000

          (b) (i) If the employment of a registered representative of the Company (other than one located at the Tamarac office) is terminated by the Company other than for cause during the Adjustment Period, the average monthly commission revenue of such representative for the portion of the Adjustment Period prior to such termination shall be deemed to be the average monthly commission revenue of such representative for the entire Adjustment Period and such amount shall be included in computing Average Monthly Adjustment Period Revenue, except that if such terminated representative is replaced by a new registered representative the average monthly commission revenue of such new representative for the portion of his employment during the Adjustment Period shall be used in computing Average Monthly Adjustment Period


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Revenue.

               (ii) If a registered representative of the Company (other than one located at the Tamarac office) voluntarily terminates his employment with the Company during the Adjustment Period and the Company hires a new registered representative as a replacement, the average monthly commission revenue of such new representative for the portion of his employment during the Adjustment Period shall be used in computing Average Monthly Adjustment Period Revenue.

               (iii) If the employment of a registered representative from the Tamarac office ceases, for any reason, during the Adjustment Period, then each amount of Average Monthly Adjustment Period Revenue set forth in paragraph (a) above shall be reduced by that representative's average monthly commission revenue for the period January 1, 1995 through June 30, 1995. As used herein, "cause" shall mean (i) improper, illegal, fraudulent or dishonest action by a representative in his relations with the Company, the Purchaser or any of its affiliates, or with any of their customers or business contacts or (ii) conviction of a representative of any crime involving an act of moral turpitude.

          (c) The calculation of Average Monthly Adjustment Period Revenue shall be made by Purchaser's Accountants and submitted to Sellers for review by the Company's Accountants within the 45-day period following the end of the Adjustment Period and shall be final and binding upon the Parties except in the case of manifest error. Such calculation shall be conclusively accepted unless an objection thereto is made within ten days after it is submitted to the Sellers.

     SECTION 1.05. Office Transition Adjustments.


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          (a) If, after the Closing Date, the Purchaser or the Company pays a bonus to any registered representative employed by the Company on the Closing Date in the Hallendale, South Miami and Miami Beach offices of the Company to induce such representative to continue to be employed by the Company during the period ending on the twelfth full calendar month following the Closing Date (the "Retention Period"), the Purchase Price shall be reduced by an amount equal to 50% of the aggregate amount of all such bonuses; provided that any such bonus shall not exceed 3% of the gross commission revenues of any such representative during the Retention Period between $100,000 and $150,000 and 5% of the gross commission revenues of any such representative during the Retention Period in excess of $150,000; and provided further that the maximum amount of such Purchase Price reduction shall be $50,000.

          (b) If the gross commissions earned by the Company during the Retention Period from trades effected by the registered representatives listed on Schedule 1.05 who transfer from the Tamarac office to the Hallendale office are less than the Retention Period Threshold, the Purchase Price shall be reduced by an amount equal to 50% of the difference; provided that the maximum amount of such Purchase Price reduction shall be $50,000. As used herein, "Retention Period Threshold" means $300,000 less $5,000 per month for each full calendar month for those months, if any, during the Retention Period in which a registered representative presently employed at the Tamarac office and listed in
Schedule 1.05 is not employed by the Company. Such deduction shall be made with respect to each such registered representative whose employment terminates during the Retention Period.

          (c) If, after the Closing Date, the Company institutes an enhanced compensation program with respect to the registered representatives listed on
Schedule 1.05 which provides


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that such representatives will receive up to 55% of the gross commissions earned by the Company on trades effected by them, the Purchase Price shall be reduced by an amount equal to 50% of the commissions earned by such representatives upon trades effected during the Retention Period in excess of the commissions that would have been earned by them upon such trades calculated at commission rates in effect prior to the Closing Date; provided that the maximum amount of such Purchase Price reduction shall be the lesser of (i) 7.5% of the commissions earned by such representatives during the Retention Period or (ii) $50,000.

          (d) During the Retention Period, the Company shall pay each representative listed on Schedule 1.05 not less than the amount designated therein as the "Floor Salary" for such representative, provided that such representative shall remain in the employ of the Company during the entire Retention Period and executes an association agreement with the Company regarding the terms and conditions pertaining to the payment of such Floor Salary.

     SECTION 1.06 Net Liquid Assets Adjustment. If the Net Liquid Assets of the Company at the Closing Date are less than $340,000, the Purchase Price and the Closing Payment shall each be reduced by the amount of the difference. If the Net Liquid Assets of the Company at the Closing Date are more than $340,000, the excess shall be paid to the Sellers by the Company at the Closing.

     SECTION 1.07 Adjustment of Note Payment. At any time a reduction in the Purchase Price is made pursuant to Section 1.04, Section 1.05, Section 3.05A or
Section 7.01(b), the Purchaser shall deduct the amount of such reduction from the next quarterly payments of principal due under the Note provided that the amount of any such deduction from any principal payment shall not reduce


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the amount of such payment below $20,000 and any excess shall be carried forward as a deduction from succeeding payments. In the event of any such reduction, interest due upon the principal balance of the Note shall be recalculated based upon the adjusted and reduced Purchase Price as of the Closing Date and any interest attributable to the amount of such reduction actually paid by the Purchaser shall be deducted from the next quarterly payments of interest. If the amount of any deduction is in excess of the principal amount then due upon the Note, the Sellers shall promptly pay the excess to the Purchaser upon demand.

                                   ARTICLE II
                                     CLOSING

     SECTION 2.01. The Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Shares pursuant hereto shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York time, on the fourth Business Day after the date on which the last of the conditions to Closing set forth in Article VI hereof is fulfilled, at the offices of the Purchaser, Mizner Park, 433 Plaza Real, Suite 245, Boca Raton, Florida 33432, or at such other time, date or place as the Parties may agree upon in writing.

     SECTION 2.02. Sellers' Deliveries at the Closing. At the Closing, the Sellers shall deliver to the Purchaser (i) the Shares, duly endorsed or with appropriately executed stock powers attached in form for transfer, free and clear of any liens, claims, charges, restrictions or encumbrances (collectively, a "Lien") and (ii) the opinions, certificates and other agreements contemplated by Article VI hereof.

     SECTION 2.03. Purchaser's Deliveries at the Closing. At the


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Closing, the Purchaser shall deliver to the Sellers (i) the Closing Payment,
(ii) the Note and (iii) the opinions, certificates and other agreements contemplated by Article VI hereof.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLERS AND THE COMPANY

     Each of the Sellers and the Company, jointly and severally, represent and warrant to the Purchaser as follows:

     SECTION 3.01. Organization of Company. The Company is a corporation duly organized, validly existing and in good standing under the law of the State of Florida. The Company has no subsidiaries and the Company does not own, directly or indirectly, any capital stock or any other securities of any issuer or any equity interest in any other entity (except for securities owned in the ordinary course of business) and is not a party to any agreement to acquire any such securities or interest. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the property owned, leased or operated by the Company or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, in the aggregate, would not have a material adverse effect on the business or operations of the Company. The Company has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

     SECTION 3.02. Authority and Corporate Action. The Sellers have all necessary power and authority to enter into this Agreement and to transfer the Shares as contemplated hereby. All corporate action necessary to be taken by the Company to authorize the


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execution, delivery and performance of this Agreement and all other agreements and instruments delivered by the Company in connection with this transaction has been duly and validly taken. Subject to the terms and conditions hereof, this Agreement constitutes the valid, binding, and enforceable obligation of the Sellers and the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws generally affecting creditors' rights or as may be modified by a court of equity in an action for specific performance. The execution, delivery and performance of this Agreement does not and will not violate or result in any default under any provision of the Certificate of Incorporation or By-Laws of the Company or any material default under any indenture, license or other agreement to which either the Sellers or the Company is a party or any law, regulation, order, writ, judgment or decree applicable to it and by which the ability of the Sellers and the Company to consummate the transactions to be consummated by them hereunder would be adversely affected.

     SECTION 3.03. The Shares.

          (a) Ownership. The Sellers are the registered and beneficial owners of the Shares and the Sellers shall continue to own the Shares until delivery thereof at the Closing. There are no options, warrants or other contractual rights outstanding which require, or give any person the right to require the issuance of any capital stock of the Company whether or not such rights are presently exercisable. At the Closing, the Shares shall be owned by the Sellers and delivered to the Purchaser free and clear of any Lien whatsoever and subject to no restrictions with respect to the transferability thereof except as to the Federal and State securities laws.


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          (b) Capitalization. The Shares represent all the issued and outstanding shares of the capital stock of the Company and are duly authorized, validly issued, fully paid and non-assessable. There are 200,000 shares of Common Stock in the Company's treasury.

     SECTION 3.04. Compliance with Laws; Customer Complaints.

          (a) Except as set forth in Schedule 3.04(a), the Company has not received notice of any material, unremedied violation of any applicable law, rule, regulation, order, writ or decree of any court or any governmental agency or instrumentality (collectively, "Regulations"), where the consequences of such violation would be materially adverse to the Company or the Business.

          (b) Customer complaints reportable on Form U-4 which have been made against the Company or its registered representatives since January 1, 1990 are set forth in Schedule 3.04(b) and copies of each such Form U-4 have been furnished to the Purchaser. Such complaints which are pending as of the date of this Agreement are appropriately noted on Schedule 3.04(b). None of such complaints which have been disposed of requires any payment or other action to be made by the Company after the date of this Agreement.

     SECTION 3.05. Financial Statements. The Sellers have delivered to the Purchaser a balance sheet of the Company at December 30, 1994, and statements of income and source and application of funds for the year then ended, all certified by the Company's Accountants, and the notes, comments, schedules, and supplemental data therein (the "Audited 1994 Financial Statement"). In addition, the Sellers have delivered to the Purchaser an


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unaudited balance sheet of the Company at August 31, 1995 (the "1995 Balance
Sheet") and statement of income for the eight months then ended (together with the 1995 Balance Sheet, the "Unaudited 1995 Financial Statement"), a copy of which is attached hereto as Exhibit 3.05. The Audited 1994 Financial Statement and the Unaudited 1995 Financial Statement (collectively, the "Financial Statements") have been prepared in accordance with GAAP throughout the periods indicated and fairly present the financial condition of the Company at their respective dates and the results of the operations of the Company for the periods covered thereby in accordance with GAAP.

     SECTION 3.05A. Accounts Receivable. To the best of the Sellers' knowledge, all accounts receivable of the Company are believed to be good and have either been collected or are believed to be collectible within six (6) months of the Closing Date, and are to the best of the Sellers' knowledge subject to no defenses, set-offs or counterclaims. All accounts receivable are shown on the books of the Company, and have been disclosed to the Purchaser. In the event that any accounts receivable existing prior to the Closing are collected within six (6) months following the Closing in excess of the amount of accounts receivable shown on the books of the Company as of the Closing Date, that excess shall belong to the Company. Provided that the Purchaser diligently pursues the collection thereof, accounts receivable outstanding as of the Closing Date which are not collected within six (6) months after the Closing Date shall become the obligation of Sellers, and the Purchase Price shall be reduced by the amount thereof and payments upon the Note shall be reduced as set forth in Section 1.07.

     SECTION 3.06. Licenses and Permits. The Company has all material governmental licenses, permits and authorizations (the "Permits") necessary to carry on the Business as currently


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conducted and is in compliance with the requirements thereof.

     SECTION 3.07. Real Property. The Company owns no real property.

     SECTION 3.08. Leased Properties; Contracts.

          (a) All leases for the real property (the "Leases") leased by the Company are listed on Schedule 3.08(a), and copies thereof have been furnished to the Purchaser.

          (b) All material leases for personal property and all material contracts and commitments related to the conduct of the Business to which the Company is a party (the "Contracts") are listed on Schedule 3.08(b). For purposes of this Section 3.08, a material lease, contract or commitment requiring the payment of money means any lease, contract or commitment pursuant to which the unliquidated amount required to be paid by the Company or which the Company is entitled to receive, as of the date hereof, is $5,000 or more. Copies of the Contracts have been furnished to the Purchaser.

          (c) All Contracts and Leases are valid and binding, enforceable in accordance with their terms and are in full force and effect and there is no material default by the Company, or, to the best of the Sellers' knowledge, any other party thereto, under any such Contract or Lease. None of the other parties to the Contracts or Leases has notified the Company of any intention to terminate its Contract or Lease.

          (d) The closing of the Company's Tamarac office, the lease for which terminates on November 30, 1995, is contemplated by the Parties. However, the Purchaser may renew or extend the


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term of such lease at its sole option.

     SECTION 3.09. Litigation. Except as set forth in Schedule 3.09, there are no actions, suits, arbitrations or other proceedings (including arbitrations with any registered representative or customer of the Company) pending or, to the best of the Sellers' knowledge, threatened against the Company at law or in equity before any court, federal, state, municipal or other governmental department or agency or other tribunal the adverse resolution of which would materially and adversely affect the Business, the Company. As of the date hereof, neither the Company nor its property is subject to any order, judgment, injunction or decree which materially and adversely affects the Business, the Company.

     SECTION 3.10. Taxes, Tax Returns and Audits. All federal, state, and local income Tax returns required to be filed by or on behalf of the Company have been duly filed, or extensions have been obtained, and all Taxes shown thereon to be due and payable have been paid or are reflected on the 1995 Balance Sheet or are being contested by the Company or the Sellers on behalf of the Company in good faith.

     SECTION 3.11. Consents and Approvals. The execution and delivery of this Agreement by the Sellers and the Company do not, and the performance of this Agreement by the Sellers and the Company will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party, except (i) as described in Schedule 3.11, and (ii) where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent the Sellers or the Company from performing any of their material obligations under this Agreement and would not materially and adversely affect the


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Business or the Company.

     SECTION 3.12. Absence of Certain Changes. The Company has not, since August 31, 1995 (since December 31, 1994, with respect to paragraph (j)):

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

          (b) borrowed or agreed to borrow any funds except current bank borrowings not in excess of the amount thereof shown on the 1995 Balance Sheet;

          (c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

          (d) discharged or satisfied any encumbrance (as hereinafter defined) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the 1995 Balance Sheet and liabilities incurred since August 31, 1995 in the ordinary course of business and consistent with prior practice;

          (e) sold, transferred, leased to others or otherwise disposed of any assets, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;


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          (f) received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on its Business, condition (financial or otherwise), property, assets, liabilities, operations, or prospects;

          (g) encountered any labor union organizing activity labor disputes or had any material change in its relations with its employees or agents, clients or insurance carriers;

          (h) made any accrual or arrangement for any payment or any bonus, or any increase in compensation or any severance or termination pay to (A) any present or former officer or employee of the Company; or (B) any person, firm or corporation which is or was furnishing professional or consulting services to the Company;

          (i) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

          (j) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of the Company or any affiliate of any shareholder of the Company, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of the Company or any affiliate of any shareholder of the Company, whether on account of debt, management fees or otherwise;


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          (k) suffered any material adverse change, in any case or in the aggregate, in its assets, liabilities, financial condition, results of operations or Business; or

          (l) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (k)).

     SECTION 3.13. Employment Agreements and Bonus Plans. Except as set forth on
Schedule 3.13 or in the Company's employee handbook, a copy of which has been furnished to the Purchaser, there are no employment agreements or bonus or other benefit plans, arrangements or policies (written or unwritten) between the Company and any of its employees, including but not limited to any thereof relating to sick pay, vacations and severance.

     SECTION 3.14. Employee Plans.

          (a) Except as set forth on Schedule 3.14, the Company does not maintain or contribute to, and is not a party to or a participating employer in, any "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Employee Benefit Plans"). The Company, at all times, has complied in all material respects with the provisions of the Employee Benefit Plans. The Company is not a party to any multiemployer plan as defined in
Section 3(37) of ERISA.

          (b) Each Employee Benefit Plan (i) except with respect to any Employee Benefit Plan not intended to qualify under Section 401(a) of the Code, has received a determination letter from the Internal Revenue Service to the effect that such plan satisfies the requirements of Section 401(a) of the Code and that any related trust is exempt from tax pursuant to Section 501(a) of


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the Code; (ii) has been operated in all material respects in accordance with
ERISA, the Code and all other applicable law; (iii) has not engaged in any prohibited transactions (as such term is defined for purposes of ERISA and the Code) (other than those that are exempt pursuant to statute, regulation or otherwise) which would subject the Company to an excise tax under Section 4975 of the Code or a penalty under Section 502(i) of ERISA; (iv) has not, since the last annual report filed, been amended so as to materially increase benefits thereunder (other than as a direct or indirect result of changes in applicable law or regulations) or experienced a material increase (more than 20%) in the number of participants covered thereunder; and (v) if terminated on the date hereof, would not subject the Company to liability to the PBGC pursuant to the provisions of Title IV of ERISA.

          (c) Except as set forth in Schedule 3.14, there are no "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained by Company or to which Company contributes or is required to contribute (the "Employee Welfare Plans").

          (d) The Sellers have furnished to the Purchaser true and complete copies of the following items with respect to each Employee Benefit Plan and each Employee Welfare Plan (i) each plan document; (ii) each related trust document; (iii) each determination letter issued by the Internal Revenue Service relating to qualification of the respective plans under the Code; (iv) the most recently filed annual reports; and (v) the most recent actuarial valuation, if any.

          (e) The Company has filed all reports and other documents required to be filed with any governmental agency with respect to the Employee Benefit Plans and Employee Welfare Plans or has received currently effective extensions for any such reports


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and other documents which have not been filed.

     SECTION 3.15. Insurance Policies. Schedule 3.15 sets forth a complete list of all insurance policies maintained by the Company and which are in force as of the date hereof.

     SECTION 3.16. Intangible Rights.

          (a) Shochet Name. The Company has the exclusive and unrestricted right to use the name "Shochet" in its corporate name and in connection with the Business. Neither the Sellers nor the Company has granted any third party the right to use the name "Shochet" in any capacity whatsoever. No third party has made any claim or assertion against the Company or the Sellers that the use by the Company of the name "Shochet" infringes any rights of such third party.

          (b) Other Rights. Set forth on Schedule 3.16(b) is a list and brief identification of all trademarks, trade names, copyrights and applications therefor owned by or registered in the name of the Company or in which the Company has any rights as licensee or otherwise, and which are presently used in the operation of the Business. Except as disclosed in Schedule 3.16(b), no interest in any of such trademarks, trade names, copyrights or applications therefor, or any trade secrets owned or used by the Company, has been assigned, transferred or licensed to any third party by the Company, and to the best of the Sellers' knowledge there is no and has not been any infringement or asserted infringement by the Company of any trademarks, trade names, copyrights or application therefor of another. Except as disclosed in Schedule 3.16(b), (i) no claim is pending by the Company against others to the effect that the present or past operations of such parties infringe upon or conflict with the rights of the Company, and, to


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the best of the Sellers' knowledge, no reasonable grounds for such action exist, and (ii) the Sellers are not aware of any pending or threatened cancellation or revocation of any agreement granting to the Company rights under trademarks, trade names, copyrights or "know-how" of others.

     SECTION 3.17. Title to Properties. The Company has good and marketable title to all its properties and assets. None of such properties and assets is subject to any encumbrance or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, other than liens imposed by law. All the tangible properties and assets owned or leased by the Company are in good operating condition and repair, are suitable for the purposes used, and have been adequate and sufficient for the Company's operations prior to the date hereof. The Purchaser has had an opportunity to inspect such tangible properties and assets prior to entering into this Agreement.

     SECTION 3.18. No Guarantees. The Company is not a party to or bound by any agreement of guarantee, indemnification, assumption, or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation.

     SECTION 3.19 Bank Accounts. Schedule 3.19 sets forth the name of each bank in which the Company has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from the Company.

     SECTION 3.20. Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it in connection with the operation of the Business.

     SECTION 3.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Company.

     SECTION 3.22. Records. The books of account, minute books, stock certificate books and stock transfer ledgers of the Company are complete and correct in all material respects, and there have been no material transactions involving the Company which are required to be set forth therein and which have not been so set forth.

     SECTION 3.23. No Undisclosed Liabilities. The Company has no liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the 1995 Balance Sheet, and (b) those incurred since August 31, 1995 in the ordinary course of business and consistent with prior practice.

     SECTION 3.24 Disclosure. No representation or warranty by the Sellers or the Company contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein no misleading.

     SECTION 3.25. Survival of Representations and Warranties. The representations and warranties of the Sellers and the Company set forth in this Agreement shall survive the Closing.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     SECTION 4.01. Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the law of Delaware.

     SECTION 4.02. Authority and Corporate Action. The Purchaser has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action necessary to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and all other agreements delivered in connection with this transaction has been duly and validly taken. Subject to the terms and conditions hereof, this Agreement constitutes, valid, binding, and enforceable obligation of the Purchaser, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws generally affecting creditors' rights or as may be modified by a court of equity in an action for specific performance. The execution, delivery and performance of this Agreement by the Purchaser does not and will not violate or result in any default under any provision of the Certificate of Incorporation or By-Laws of the Purchaser or any material default under any indenture, license, or other agreement to which the Purchaser is a party or any law, regulation, order, writ, judgment or decree applicable to it and by which the Purchaser's ability to consummate the transactions to be consummated by it hereunder would be adversely affected.

     SECTION 4.03. Investment Intent. The Purchaser is acquiring the Shares for its own account, and not with any present intention of distributing or selling the Shares or any part thereof.

     SECTION 4.04. Absence of Litigation. No claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser, threatened, which seeks to delay or prevent the consummation of the transactions contemplated hereby or would, if successful, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

     SECTION 4.05. Consents and Approvals. The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require the Purchaser to obtain any consent, approval, authorization or other action by, or to make any filing with or notification to, any governmental or regulatory authority, except (i) as described in Schedule 4.05, and (ii) where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent the Purchaser from performing any of its obligations under this Agreement.

     SECTION 4.06. Purchaser's Financial Statements. The Purchaser has delivered to the Sellers a consolidated balance sheet of the Purchaser at January 31, 1995, and consolidated statements of income and source and application of funds for the year then ended, all certified by the Purchaser's Accountants, and the notes, comments, schedules and supplemental data therein (the "Purchaser's Audited 1995 Financial Statement"). In addition, the Purchaser has delivered to the Sellers an unaudited consolidated balance sheet of the Purchaser at July 31, 1995 (the "Purchaser's 1995 Balance Sheet") and statement of income for the six months then ended (together with the Purchaser's 1995 Balance Sheet, the "Purchaser's

Unaudited 1995 Financial Statement"), a copy of which is attached hereto as
Exhibit 4.06. The Purchaser's Audited 1995 Financial Statement and the Purchaser's Unaudited 1995 Financial Statement have been prepared in accordance with GAAP throughout the periods indicated and fairly present the consolidated financial position of the Purchaser at their respective dates.

     SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     SECTION 4.08. Survival of Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall survive the Closing.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     SECTION 5.01. Conduct of Business. The Sellers and the Company covenant and agree that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement, they shall, and shall use their best efforts to cause the Company to:

          (a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business, to preserve substantially intact the business organization of the Company, to keep available the services of the current employees of the Company, to preserve the current relationships of the Company with customers and other persons with which the Company has significant business relations with respect to the Business and to comply with all Regulations the violation of which would have a material adverse effect on the Company or the Business;

          (b) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the Shares or enter into any discussions or negotiations with any other party to do so;

          (c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of the Company other than consistent with past practices and in the ordinary course of business of the Company or enter into any discussions or negotiations with any other party to do so;

          (d) not issue any shares of capital stock of the Company (the "Company Stock"), any securities convertible into or exchangeable for Company Stock, or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of the Company;

          (e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of Company Stock or directly or indirectly redeem or purchase any Company Stock;

          (f) not, in any manner whatsoever, advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to the Sellers or any of their affiliates or otherwise withdraw, cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of the Company;

          (g) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of the Company or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations; and

          (h) not make any capital expenditures.

     SECTION 5.02. Access to Information; Confidentiality.

          (a) Between the date of this Agreement and the Closing Date, the Sellers and the Company will (i) permit the Purchaser and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of the Company and the Business; (ii) permit the Purchaser and its Representatives to make such inspections thereof as the Purchaser may reasonably request; and (iii) furnish the Purchaser and its Representatives with such financial and operating data (including without limitation the work papers of the Company's Accountants) and other information with respect to the Company and the Business as the Purchaser may from time to time reasonably request.

          (b) Between the date of this Agreement and the Closing Date, the Purchaser may meet with and interview all registered representatives and other employees of the Company, but only in the presence of one or both of the Sellers. Prior to the

Closing Date, the Purchaser shall not communicate with or interfere with any of the Company's customers who are not separately customers of the Purchaser or its subsidiaries or otherwise unreasonably interfere with the Company's ability to conduct or operate its business, without the prior written approval of the Sellers.

          (c) The Sellers and the Company, on the one hand, and the Purchaser, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, actuaries, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     SECTION 5.03. Books and Records.

          (a) On and after the Closing Date Purchaser will permit the Sellers and their Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of the Company which are delivered to the Purchaser pursuant to this Agreement and which relate to the Business or the Company or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to the Sellers in connection with preparation of Tax Returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which the Sellers are a party to the proceeding or in which they have a reasonable business interest. Additionally, the Sellers will have the right to reasonably examine all books and records of the Purchaser to the extent that they relate to amounts due to the Sellers hereunder.

          (b) Purchaser shall preserve and keep all books and records with respect to the Company and the Business for a period of at least seven years from the Closing Date. After such seven year period, before the Purchaser shall dispose of any such books and records, at least 90 days' prior written notice to such effect shall be given by the Purchaser to the Sellers, and the Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books or records as they may select.

          (c) The Parties will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes, preparation for litigation or investigation of claims in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax returns, documents and records, or portions thereof, relating exclusively to the Business (but not including income or franchise tax returns or portions thereof). Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding
Section 6.03(b), each Party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Business for the taxable year of the Sellers ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such returns and other documents relate (and, to the extent notified by the other Party in writing, any extensions thereof). Any information obtained under this Section 5.03(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

          (d) If in order to properly prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either Party be furnished with additional information relating to the Company or the Business, and such information is in the possession of the other Party, such Party agrees to use its best efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

     SECTION 5.04. Regulatory and Other Authorizations. Within ten days after the execution of this Agreement, the Purchaser, at its expense, will promptly make all necessary filings and use its best efforts to obtain all authorizations, consents, orders and approvals of all Federal, state and other regulatory bodies and officials that are required for the transfer of the Shares pursuant to this Agreement and the Sellers and the Company will cooperate fully with the Purchaser in connection therewith. Should the

Purchaser be unable to obtain the authorizations, consents, orders and approvals due to its own conduct or affairs, then, and in such event, the Deposit shall promptly be tendered to the Sellers as and for liquidated damages and this Agreement shall thereupon terminate and no Party shall be under further obligation hereunder.

     SECTION 5.05. Insurance. Through the Closing Date, the Sellers shall cause the Company to maintain insurance policies providing insurance coverage for the Business and the assets of the Company of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered. After the Closing Date, the Purchaser shall provide all insurance coverage for the Business.

     SECTION 5.06. Mail Received After Closing.

          (a) If the Purchaser or the Company receives after the Closing any mail or other communications addressed to the Sellers, the Purchaser may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to the Company. The Purchaser agrees to deliver promptly or cause to be delivered to the Sellers all other mail addressed to the Sellers and the contents thereof which does not relate to the Company or the Business.

          (b) If the Sellers receive after the Closing Date mail or other communications addressed to the Sellers which relate to the Company, the Sellers shall promptly deliver or cause to be delivered all such mail and the contents thereof to the Purchaser.

     SECTION 5.07. Consultation; Commissions. For a period of three months from the Closing Date (which period may be extended for a further three months by mutual agreement), each of the Sellers shall make themselves available, for up to 20 hours per week each, to the Purchaser and the Company to assist them in their relationships with the Company's customers and to provide such assistance to be given in such manner as the Purchaser may reasonably request with respect to other matters pertaining to the Company and the Business. In consideration for such services, the Company shall pay to each Seller the sum of $5,000 per month. In addition, for the twelve month period after the Closing Date, the Company shall pay each Seller brokerage commissions at the rate of 60% of the gross commissions received by the Company with respect to all personal and immediate family (spouse and children) related trades effected by such Seller and at the rate of 50% of the gross commissions received by the Company with respect to trades effected by such Seller for all other clients (including 12B-1 fees). After the conclusion of such twelve month period, the Sellers shall be paid brokerage commissions at rates in effect for the Company's registered representatives generally.

     SECTION 5.08. Protection of Confidential Information; Non- Competition.

          (a) Confidential Information. Each of the Sellers acknowledges that:

               (i) As a result of the Sellers' stock ownership in and employment by the Company, Sellers have obtained secret and confidential information concerning the business of the Company, including, without limitation, financial information, trade secrets and "know-how," customers, and certain methodologies ("Confidential Information").

               (ii) The Company will suffer substantial damage which will be difficult to compute if Sellers should divulge Confidential Information or enter a business competitive with that of the Company.

               (iii) The provisions of this Section are reasonable and necessary for the protection of the business of the Company.

          (b) Maintain Confidentiality. Each of the Sellers agrees that he or she will not at any time after the date hereof divulge to any person or entity any Confidential Information obtained or learned by him or her as a result of his or her stock ownership in and employment by the Company, except (a) with the Company's express written consent; (b) to the extent that any such information is in the public domain other than as a result of Seller's breach of any of his or her obligations hereunder; or (c) where required to be disclosed by court order, subpoena or other government process. If a Seller shall be required to make disclosure pursuant to the provisions of clause (c) of the preceding sentence, such Seller promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, such Seller shall: (i) take all reasonably necessary steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit the Company to intervene and participate with counsel of their choice in any proceeding relating to the enforcement thereof. This shall not preclude such Seller from obtaining counsel of his or her own choosing, at his or her expense, and the Purchaser and the Company shall reasonably cooperate with such Seller and his or her counsel.

          (c) Records. At the Closing, the Sellers will promptly deliver to the Company all original memoranda, notes, records, reports, manuals, formula and other documents relating to the business of the Company and all property associated therewith, which they now possesses or have under their control; provided, however, that Sellers shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with the Company.

          (d) Non-Compete. During the five-year period beginning with the Closing Date, neither Seller, without the prior written permission of the Company, shall, anywhere in the State of Florida, directly or indirectly, (a) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a "Competitive Business" (as defined below); (b) engage in any Competitive Business for his or her own account; (c) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (d) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company in the six-month period prior to the date hereof or between the date hereof and the Closing Date; or (e) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a business relationship. However, nothing in this Agreement shall preclude the Sellers from investing their personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business. In the event of a material breach or default in payment by the Purchaser under this Agreement or the Note, the provisions of this Section 5.08(d) and Section 5.10 shall immediately terminate.

          (e) Injunctive Relief. If a Seller breaches, or threatens to breach, any of the provisions of Sections 5.08 (b), (c) or (d), the Company shall have the right and remedy to have the provisions of this Section 5.08 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Sellers that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy in the Company.

          (f) Modification of Scope. If any provision of Sections 5.08 (b) or
(d) is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

          (g) Competitive Business. As used in this Agreement, the term "Competitive Business" shall mean all aspects of the securities business, including but not limited to the retail securities business and any other activity which would require registration on Form BD with the United States Securities and Exchange Commission.

     SECTION 5.09. Transfer of Clients. From and after the date of Marvin Shochet's retirement as a registered representative, the Sellers shall use their best efforts to effectuate a transfer of the retail securities business of their personal clients to a registered representative or representatives designated by the

Purchaser. In no event shall a Seller refer any of their personal clients to a brokerage firm other than the Company or an affiliate of the Purchaser even if requested by a client.

     SECTION 5.10. Non-Use of Name. From and after the date hereof, neither Seller shall establish or otherwise be associated with, as an owner, partner, shareholder, employee or otherwise, any firm engaged in any aspect of the securities business which utilizes the name "Shochet" or any variant thereof as part of its business name other than the Company or grant to any other person or entity the right to use the name "Shochet" or any variant thereof in connection with any aspect of the securities business.

     SECTION 5.11. Further Action. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     SECTION 5.12. Schedules. The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.01(a) and 6.02(a), the representations and warranties of the Parties shall be made with reference to the Schedules as they exist at the time of execution of this Agreement.

     SECTION 5.13. Post-Closing Assurances. The Sellers from time to time after the Closing, at the Purchaser's request, will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to manage and operate the Company and the Business, including but not limited to executing such certificates as may be reasonably requested by the Purchaser's Accountants in connection with any audit of the financial statements of the Company for any period through the Closing Date. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     SECTION 5.14. Company Automobiles. At or before the Closing, the Company shall convey and transfer to the Seller's the two Lexus automobiles currently owned by the Company.

     SECTION 5.15. Stock Options. If, during the five-year period beginning on the Closing Date, the Purchaser makes an initial public offering of its common stock pursuant to the Securities Act of 1933, on the effective date of such public offering the Purchaser shall issue to the Sellers five-year options to purchase 25,000 shares of common stock of the Purchaser exercisable at the initial public offering price, in accordance with the terms and conditions set forth in the form of stock option agreement annexed hereto as Exhibit B.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     SECTION 6.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with, and the Sellers shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

          (b) Litigation. No order, stay, judgment or decree shall have been issued by any court restraining or prohibiting the consummation of the transactions contemplated hereby; and

          (c) Legal Opinion. The Sellers shall have received from Graubard Mollen Horowitz Pomeranz & Shapiro, counsel to the Purchaser, a legal opinion addressed to the Sellers and dated the Closing Date, in form of Exhibit C annexed hereto.

          (d) No Adverse Change. At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or business of the Purchaser from that shown or reflected in the Purchaser's 1995 Balance Sheet and the related statement of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of the Sellers, materially and adversely affects or may materially or adversely affect the operations or prospects of the Purchaser or its business. Notwithstanding the foregoing, the Purchaser may repurchase shares of its outstanding capital stock from the holders thereof.

     SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. The representations and warranties of the Sellers and the Company contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by the Sellers or the Company on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate of the Sellers to such effect;

          (b) Litigation. No order, stay, judgment or decree shall have been issued by any court restraining or prohibiting the consummation of the transactions contemplated hereby and no action or proceeding shall be pending or threatened by any person, firm, corporation, or governmental authority which questions, or seeks to enjoin or prohibit (a) the purchase and sale of the Shares or (b) the right of the Company to conduct its operations and carry on its Business in the normal course and in accordance with past practice;

          (c) Legal Opinion. The Purchaser shall have received from Gerald E. Cowen, Esq., counsel to the Sellers, a legal opinion addressed to the Purchaser, dated the Closing Date, in form of Exhibit D annexed hereto;

          (d) Consents. The Sellers shall have obtained and delivered to the Purchaser consents of all third parties required by the Leases, Contracts and Permits set forth in Schedule 6.02 (d);

          (e) Resignations. The Sellers shall have delivered to the Purchaser resignations executed by each officer, director and attorney-in-fact of the Company and Employee Benefit Plan or Employee Welfare Plan trustee or administrator from all of his or her offices and positions;

          (f) Regulatory Approvals. The NASD and the Florida Department and any other governmental agency whose approval or consent is required each shall have unconditionally approved of the transactions contemplated by this Agreement and the Purchaser shall have received written confirmation thereof;

          (g) Clearing Agent. Schroder Wertheim shall have agreed in writing to act as clearing agent for the Company and to charge the Company fees for its services not in excess of those set forth in Schedule 6.02(g);

          (h) Customer Complaints. There shall not have been lodged against the Company or any of its registered representatives between the date hereof and the Closing Date customer complaints as to which notification must be given on Form U-4 which, individually or in the aggregate, in the reasonable judgment of Purchaser, may have a material adverse effect upon the Company or its Business;

          (i) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Sellers or the Company at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

          (j) No Adverse Change. At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or Business of the Company from that shown or reflected in the 1995 Balance Sheet and the related statement of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of the Purchaser, materially and adversely affects or may materially or adversely affect the operations or prospects of the Company or the Business;

          (k) Supplemental Disclosure. If the Sellers shall have supplemented or amended any Schedule pursuant to their obligations set forth in Section 5.12 in any material respect, the Purchaser shall not have given notice to Sellers that, as a result of information provided to the Purchaser in connection with any or all of such amendments or supplements, the Purchaser has determined not to proceed with the consummation of the transactions contemplated hereby;

          (l) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by the Sellers and the Company in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by the Sellers or officers of the Company, as appropriate, as of the Closing, shall have been delivered to the Purchaser;

          (m) Administrative Complaint. The Administrative Complaint filed by the Florida Department against the Company and others on or about February 15, 1994 (Administrative Proceeding

Numbers 1625-S-1/92, 1625a-S-1/92, 1625b-S-1/92 and 1625c-S-1/92) shall have been resolved in a manner satisfactory to the Purchaser in its sole judgment;
and

          (n) Customer List. The Sellers shall have caused Schroder Wertheim to deliver to the Purchaser a complete list, as of a date no earlier than five Business Days prior to the Closing Date, broken down by responsible registered representative, of all of the customers of the Company who have effected transactions through the Company since January 1, 1993, which shall show the aggregate dollar amount of purchases and sales by each such customer during such period.

                                   ARTICLE VII
                                 INDEMNIFICATION

     SECTION 7.01. Indemnification by the Sellers.

          (a) The Sellers shall jointly and severally indemnify and hold harmless the Purchaser and the Company from and against, and shall reimburse the Purchaser and the Company for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to (i) the breach of any of the Sellers' covenants, representations, warranties, agreements, obligations or undertakings contained in this Agreement or (ii) the operation of the Company or the Business on or prior to the Closing Date. This indemnity shall survive the Closing.

          (b) The Purchaser shall have the right to deduct from its payment on the Note the amount of any indemnification payment(s) required to be paid by the Sellers under this Section

7.01.

     SECTION 7.02. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Sellers from and against, and shall reimburse the Sellers for, any Damages which may be sustained, suffered or incurred by the Sellers, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to (i) the breach of any of the Purchaser's covenants, representations, warranties, agreements, obligation or undertakings contained in this Agreement or (ii) the operation of the Company or the Business after the Closing Date. This indemnity shall survive the Closing.

     SECTION 7.03 Notice, etc. A party required to make an indemnification payment pursuant to this Agreement ("Indemnifying Party") shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the party entitled to receive such indemnification payment ("Indemnified Party") gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. With respect to Third Party Claims, an Indemnified Party (a) shall give the Indemnifying Party prompt notice of any Third Party claim, (b) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (c) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying

Party (which consent shall not be unreasonably withheld or delayed). If the Indemnified Party will assume the defense of a Third Party Claim, the Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages.

     SECTION 7.04. Adjustment to Purchase Price. Any indemnification payments made pursuant to Sections 7.01 and 7.02 shall be deemed to be an adjustment to the Purchase Price.

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

     SECTION 8.01. Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

          (a) By mutual written consent of the Purchaser and the Sellers;

          (b) By either the Sellers or the Purchaser if a material default or breach shall be made by the other Party with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of the other Party's representations and warranties, and such default cannot be cured and has not been waived;

          (c) By the Purchaser if the Sellers amend or supplement any Schedule hereto in accordance with Section 5.12 hereof and such amendment or supplement constitutes a material adverse change in the condition or operations of the Company or the Business after the date hereof; or

          (d) By the Purchaser or the Sellers if the Closing has not occurred within 90 days of the date hereof for any reason unless the Parties agree to an extension in writing.

     SECTION 8.02. Effect of Termination. In the event of termination and abandonment by the Purchaser or by the Sellers, or both, pursuant to Section
8.01 hereof, written notice thereof shall forthwith be given to the other Party and all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, except as set forth in this Section 8.02, and each Party shall bear its own costs and expenses, except that if this Agreement is so terminated by one Party because one or more of the conditions to such Party's obligations hereunder is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement (other than a failure by Sellers, after the good faith exercise of reasonable best efforts, to obtain any consent, approval or other permission required pursuant to Sections 6.02(d) and (f)), it is expressly agreed and understood that the terminating Party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall survive such termination unimpaired. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

          (a) Each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party, and, in the case of the Purchaser, of the Company, relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

          (b) All confidential information received by either Party hereto with respect to the business of the other Party, or in the case of the Sellers, of the Company, hereto shall be treated in accordance with Section 5.02(c) hereof.

                                   ARTICLE IX
                                   DEFINITIONS

     SECTION 9.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Adjustment Period" means the first six full calendar months following the month in which the Closing occurs.

     "Audited 1994 Financial Statement" has the meaning specified in Section
3.05.

     "Average Monthly Adjustment Period Revenue" has the meaning specified in
Section 1.04(a).

     "Business" has the meaning specified in the preamble hereof.

     "Business Day" means a day of the year on which banks are not required or authorized to be closed in the City of New York.

     "Closing" has the meaning specified in Section 2.01.

     "Closing Date" means the date specified in Article II on which the Closing shall take place.

     "Closing Payment" has the meaning specified in Section 1.03(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company's Accountants" means William M. Lapsley & Company, P.A.

     "Company Stock" has the meaning specified in Section 5.01(d).

     "Confidential Information" has the meaning specified in Section 5.08(a).

     "Contracts" has the meaning specified in Section 3.08 (b).

     "Damages" means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article
VII) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the parties, if a Direct Claim.

     "Deposit" has the meaning specified in Section 1.03(a).

     "Direct Claim" means any claim other than a Third Party Claim.

     "Employee Benefit Plans" has the meaning specified in Section

3.14.

     "Employee Welfare Plans" has the meaning specified in Section 3.14.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" has the meaning specified in Section 1.03(a).

     "Financial Statements" has the meaning specified in Section 3.05.

     "Florida Department" means the Department of Banking and Finance, Division of Securities and Investor Protection, of the State of Florida.

     "GAAP" means generally accepted accounting principles, consistently applied in the United States.

     "Indemnified Party" has the meaning specified in Section 7.03.

     "Indemnifying Party" has the meaning specified in Section 7.03.

     "Leases" has the meaning specified in Section 3.08 (a).

     "Lien" has the meaning specified in Section 2.02.

     "NASD" means National Association of Securities Dealers, Inc.

     "Net Liquid Assets" means the sum of the sum of the Company's current assets, including prepaid expenses, and security deposits less the Company's total liabilities, all determined in the same manner as such items were determined in the preparation of the 1995 Balance Sheet.

     "1995 Balance Sheet" has the meaning specified in Section 3.05.

     "Note" has the meaning specified in Section 1.03(c).

     "Party" means the Purchaser, on the one hand, and the Sellers and/or the Company, on the other hand (collectively, "Parties").

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permits" has the meaning specified in Section 3.06.

     "Purchase Price" has the meaning specified in Section 1.03.

     "Purchaser's Accountants" means KPMG Peat Marwick LLP or any successor firm appointed by the Purchaser.

     "Purchaser's Audited 1995 Financial Statement" has the meaning specified in
Section 4.06.

     "Purchaser's 1995 Balance Sheet" has the meaning specified in Section 4.06.

     "Purchaser's Unaudited 1995 Financial Statement" has the meaning specified in Section 4.06.

     "Regulations" has the meaning specified in Section 3.04.

     "Representatives" of either Party means such Party's employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

     "Retention Period" has the meaning specified in Section 1.05(a).

     "Retention Threshold" has the meaning specified in Section 1.05(b).

     "Shares" has the meaning specified in Section 1.01.

     "Tax" or "Taxes" means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

     "Third Party Claim" means a claim, demand, suit, proceeding or action ("Claim") by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

     "Unaudited 1995 Financial Statement" has the meaning specified in Section 3.05.

                                    ARTICLE X
                               GENERAL PROVISIONS

     SECTION 10.01. Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. The Sellers shall pay all such expenses incurred by the Company.

     SECTION 10.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

               (a) If to the Sellers:

                   Marvin Shochet and Sally Shochet
                   19195 Mystic Point Drive - Apt. 1707
                   Aventura, Florida 33180
                   Telecopier No.:__________________

               with a copy to:

                   Gerald E. Cowen, Esq.
                   950 S. Federal Highway
                   Hollywood, Florida 33020
                   Telecopier No.: 305-921-1713

               (b) If to the Purchaser:

                   GKN Holding Corp.
                   61 Broadway
                   New York, New York 10006
                   Attention: Peter Kent
                   Telecopier No.: 212-363-4284

               with a copy to:

                   Graubard Mollen Horowitz Pomeranz & Shapiro
                   600 Third Avenue

                   New York, New York 10016
                   Attention: David Alan Miller, Esq.
                   Telecopier No.: 212-687-6989

     SECTION 10.03. Press Release; Public Announcements. The Parties shall not make any public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and approval as to the form and content thereof, except to the extent required by law.

     SECTION 10.04. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

     SECTION 10.05. Waiver. At any time prior to the Closing, either Party may
(a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

     SECTION 10.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 10.08. Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 10.09. Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

     SECTION 10.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Florida.

     SECTION 10.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

                                          GKN HOLDING CORP.

                                          By:____________________________
                                          Name:
                                          Title:


                                          -------------------------------
                                          MARVIN SHOCHET


                                          -------------------------------
                                          SALLY SHOCHET


                                          SHOCHET SECURITIES, INC.


                                          By:____________________________
                                          Name:  Marvin Shochet
                                          Title: President

     The undersigned agrees to act as Escrow Agent pursuant to the provisions of
Section 1.03(a) of the above Agreement.

                                          GRAUBARD MOLLEN HOROWITZ
                                            POMERANZ & SHAPIRO


                                          By:____________________________

                                          Title: Partner
                                                -------------------------

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT

     AGREEMENT, made as of [effective date of initial public offering] between GKN HOLDING CORP., a Delaware corporation ("Company"), and MARVIN SHOCHET and SALLY SHOCHET as joint tenants with right of survivorship (collectively, the "Optionee").

     IT IS AGREED:

     1. The Company hereby grants to the Optionee the right and option to purchase all or any part of an aggregate of 25,000 shares of the common stock of the Company, $.01 par value ("Common Stock") on the terms and conditions set forth herein ("Option"). The Option is a non-qualified stock option, not intended to qualify under any section of the Internal Revenue Code of 1986, as amended.

     2. The purchase price of each share of Common Stock subject to the Option ("Option Shares") is [the price at which the Common Stock is offered to the public at the initial public offering price. If the initial public offering consists of units of shares of Common Stock and warrants to purchase such shares, no value shall be attributed to the warrants in determining the initial public offering price of the Common Stock.]

     3. This Option is exercisable until the close of business on the fifth anniversary of the day and year first above written.

     4. Optionee will not have any of the rights of a stockholder with respect to the Option Shares until the Option Shares have been issued.

     5. In the event of a reorganization, recapitalization, reclassification, stock split or exchange, stock dividend, combination of shares or any other similar change in the Common Stock of the Company as a whole, the Board of Directors of the Company will make such equitable, proportionate adjustments, in the number and kind of shares covered by the Option and in the option price thereunder, in order to preserve Optionee's proportionate interest in the Company and to maintain the aggregate option price. [Note: This provision shall also apply to such events occurring between Closing Date of Stock Purchase Agreement and effective date of initial public offering.]

     6. The Company hereby represents and warrants to Optionee that the Option Shares, when issued and delivered by the Company to Optionee in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and nonassessable.

     7. The Optionee hereby represents and warrants to the Company that it is acquiring the Option and shall acquire the Option Shares for its own account and not with a view towards the distribution thereof.

     8. Anything in this Agreement to the contrary notwithstanding, the Optionee agrees that it shall not sell, transfer by any means or otherwise dispose of the Option or Option Shares acquired by it without registration under the Securities Act of 1933 (the "Act"), or in the event that they are not so registered, unless
(a) an exemption from the Act thereunder, and (b) Optionee has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

     9. (a) Until the Option expires the Optionee shall have the right to "piggyback" the Option Shares upon any registration statement filed by the Company after the date of this Agreement, other than registration statements on Form S-8 or S-4; provided, however, that if the offering to which such registration statement relates is underwritten by an unaffiliated third-party underwriter and such underwriter objects in writing to the inclusion of the Option Shares, then Optionee shall not be entitled to piggyback onto such registration statement. The Company shall bear the cost and expenses (other than Optionee's professional fees and commissions on the sale of the Option Shares) of piggybacking Optionee's Option Shares onto any such registration statement. The Company shall give Optionee at least fifteen days notice of its intent to file any such registration statement and Optionee shall advise the Company of its decision to exercise its registration rights within five days of its receipt of such notice.

          (b) Notwithstanding the foregoing, (i) the Company shall have no obligation hereunder in connection with any registration statement or amendment thereto unless the Optionee provides to the Company information with respect to their ownership of the Option Shares, manner or proposed disposition and such other matters as the Company shall reasonably request for disclosure in the registration statement or any amendment thereto; (ii) the foregoing registration rights are not assignable and shall be exercisable only at such time when the Optionee cannot publicly sell any of the Option Shares under an exemption from registration requirements of the Act; and (iii) the Company shall not be obligated to register any Option Shares unless such registration is permitted by law and the policy of the Securities and Exchange Commission. The Company's obligations hereunder shall also be subject to the rights of other persons who, as of the date of this Agreement, hold similar rights with respect to the registration of the Company's securities.

          (c) Optionee and the Company shall provide each other with such customary indemnity agreements as counsel for the Company shall reasonably request.

     10. Optionee hereby acknowledges that:

          (a) If it exercises the Option, Optionee may have to bear the economic risk of the investment in the Option Shares for an indefinite period of time because the Option Shares may not have been registered under the Act and cannot be sold unless they are registered under the Act or an exemption therefrom is available thereunder.

          (b) Optionee has had both the opportunity to ask questions of and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information about the Company provided to it.

          (c) The Company shall place stop transfer orders with its transfer agent against the transfer of, and appropriate legends on, the Option Shares in the absence of registration under the Act or an exemption therefrom.

          (d) The Optionee is an "accredited investor", as such term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended.

     11. Subject to the terms and conditions of the Agreement, the Option may be exercised by written notice to the Company at its principal place of business, which (i) states the election to exercise the Option and the number of Option Shares in respect to which its is being exercised, (ii) contains a representation and agreement by the Optionee that the Option Shares are being purchased for investment and not with a view to the distribution or resale thereof, and (iii) is signed by both persons who constitute the Optionee. The notice shall be accompanied by payment of the full purchase price of the Option Shares to be purchased in cash or by check, bank draft or money order payable to the order of GKN Holding Corp. The Company will issue a certificate or certificates evidencing the Option Shares as soon as practicable after the notice and payment is received and the Company has confirmed the receipt of good and available funds. The certificate or certificates evidencing the Option Shares shall be registered jointly in the names of both persons who constitute the Optionee.

     12. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement must be in writing and must be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either has specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

     13. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

     14. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof.

     15. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns, and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

     16. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

GKN HOLDING CORP.                              Address: 61 Broadway
                                                        New York, NY 10006


By:_________________________

Title:______________________


OPTIONEE:



____________________________                   Address: 19195 Mystic Point Drive
MARVIN SHOCHET                                          Apt. 1707
                                                        Aventura, Florida  33180


____________________________
SALLY SHOCHET